EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of the
LEADER Mutual Funds:

We consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
February 9, 2005